Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of National Commerce Corporation of our report dated April 2, 2014, except for Note 17, as to which the date is August 29, 2014, with respect to the consolidated financial statements of National Commerce Corporation as of December 31, 2013 and 2012 and for the years then ended.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

December 22, 2014